 Exhibit 99.1

SAFETY ANNOUNCES THIRD QUARTER 2017 RESULTS AND DECLARES FOURTH QUARTER 2017 DIVIDEND

Boston, Massachusetts, November 1, 2017.  Safety Insurance Group, Inc. (NASDAQ:SAFT) today reported third quarter 2017 results. Net income for the quarter ended September 30, 2017 was $18.0 million, or $1.18 per diluted share, compared to net income of $18.6 million, or $1.23 per diluted share, for the comparable 2016 period. Net income for the nine months ended September 30, 2017 was $51.1 million, or $3.36 per diluted share, compared to net income of $52.6 million, or $3.48 per diluted share, for the comparable 2016 period. Safety’s book value per share increased to $46.18 at September 30, 2017 from $44.27 at December 31, 2016.  Safety paid $0.80 and $0.70 per share in dividends to investors during the quarters ended September 30, 2017 and 2016,  respectively. Safety paid $2.80 per share in dividends to investors during the year ended December 31, 2016.

Direct written premiums for the quarter ended September 30,  2017 increased  by $2.7 million, or 1.3%, to $215.9 million from $213.2 million for the comparable 2016 period. Direct written premiums for the nine months ended September 30, 2017 increased by $12.1 million, or 1.9%, to $642.6 million from $630.5 million for the comparable 2016 period. The 2017 increase occurred in our private passenger automobile, commercial passenger automobile and homeowner lines of business, which experienced increases in average written premium per exposure of  3.5%,  2.6% and 4.1% respectively.

Net written premiums for the quarter ended September 30, 2017 decreased by $0.1 million, or 0.1%, to $204.5 million from $204.6 million for the comparable 2016 period.  The decrease during the quarter is due to additional commercial automobile premiums ceded to the residual market.  Net written premiums for the nine months ended September 30, 2017 increased by $11.0 million, or 1.8%, to $609.2 million from $598.2 million for the comparable 2016 period. Net earned premiums for the quarter ended September 30, 2017 increased by $4.8 million, or 2.5%, to $195.5 million from $190.7 million for the comparable 2016 period.  Net earned premiums for the nine months ended September 30, 2017 increased by $14.3 million, or 2.5%, to $578.1 million from $563.8 million for the comparable 2016 period. Net earned premiums increased primarily due to increases in our automobile and homeowners business as discussed above.

For the quarter ended September 30,  2017, loss and loss adjustment expenses incurred decreased by $1.2 million, or 0.9%, to $123.8 million from $125.0 million for the comparable 2016 period. For the nine months ended September 30, 2017, loss and loss adjustment expenses incurred increased by $3.2 million, or 0.9%, to $369.3 million from $366.1 million for the comparable 2016 period.  Total prior year favorable development included in the pre-tax results for the quarter ended September 30, 2017 was $10.8 million compared to $11.7 million for the comparable 2016 period. Total prior year favorable development included in the pre-tax results for the nine months ended September 30, 2017 was $31.2 million compared to $33.6 million for the comparable 2016 period.

Loss, expense, and combined ratios calculated under U.S. generally accepted accounting principles for the quarter ended September 30,  2017 were 63.3%,  32.2%, and 95.5%, respectively, compared to 65.5%,  30.6%, and 96.1%, respectively, for the comparable 2016 period. Loss, expense, and combined ratios calculated under U.S. generally accepted accounting principles for the nine months ended September 30, 2017 were 63.9%,  31.8%, and 95.7%, respectively, compared to 64.9%,  30.5%, and 95.4%, respectively, for the comparable 2016 period.  The increase in the expense ratio is attributable to increases in nonrecurring legal fees related to reinsurance arbitration, contingent commissions and restricted stock compensation.

Net investment income for the quarter ended September 30, 2017 increased by $0.5 million, or 6.0%, to $9.5 million from $9.0 million for the comparable 2016 period.  Net investment income for the nine months ended September 30, 2017 increased by $0.1 million, or 0.3%, to $28.3 million from $28.2 million for the comparable 2016 period. The increase is a result of an increase in the average invested asset balance compared to the prior year.    Net effective annualized yield on the investment portfolio for the quarter ended September 30, 2017 was 3.0% compared to 2.9% for the comparable 2016 period. Net effective annualized yield on the investment portfolio for the nine months ended September 30, 2017 was 3.0% compared to 3.1% for the comparable 2016 period. Our duration was 3.8 years at September 30, 2017 and  4.3 years at December 31, 2016.

Today, our Board of Directors approved and declared a quarterly cash dividend of $0.80 per share on the issued and outstanding common stock, payable on December 15, 2017 to shareholders of record at the close of business on December 1, 2017.

About Safety:  Safety Insurance Group, Inc., based in Boston, MA, is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, and Safety Property and Casualty Insurance Company.  Operating exclusively in Massachusetts, New Hampshire, and Maine, Safety is a leading writer of property and casualty insurance products, including private passenger automobile, commercial automobile, homeowners, dwelling fire, umbrella and business owner policies.

Additional Information:  Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety,” “Investor Information” on our Company website located at www.SafetyInsurance.com.  Safety filed its December 31,  2016 Form 10-K with the SEC on February 24,  2017 and urges shareholders to refer to this document for more complete information concerning Safety’s financial results.

Contacts:

Safety Insurance Group, Inc.

Office of Investor Relations

877-951-2522

InvestorRelations@SafetyInsurance.com

Cautionary Statement under "Safe Harbor" Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”.  All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward-looking statements.

Forward-looking statements are not guarantees of future performance.  By their nature, forward-looking statements are subject to risks and uncertainties.  There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements.  These factors include but are not limited to the competitive nature of our industry and the possible adverse effects of such competition.  Although a number of national insurers that are much larger than we are do not currently compete in a material way in the Massachusetts private passenger automobile market, if one or more of these companies decided to aggressively enter the market it could have a material adverse effect on us.  Other significant factors include conditions for business operations and restrictive regulations in Massachusetts, the possibility of losses due to claims resulting from severe weather, the possibility that the Commissioner of Insurance may approve future Rule changes that change the operation of the residual market, our possible need for and availability of additional financing, and our dependence on strategic relationships, among others, and other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31,  2016 filed with the SEC on February 24,  2017.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise.  You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	September 30,	December 31,
	2017	2016
	(Unaudited)
Assets
Investments:
Securities available for sale:
Fixed maturities, at fair value (amortized cost: $1,155,466 and $1,142,663)	$1,177,631	$1,154,269
Equity securities, at fair value (cost: $87,580 and $92,326)	105,987	105,095
Other invested assets	27,893	21,142
Total investments	1,311,511	1,280,506
Cash and cash equivalents	31,934	20,052
Accounts receivable, net of allowance for doubtful accounts	205,835	187,696
Receivable for securities sold	2,495	7,098
Accrued investment income	9,674	8,858
Taxes recoverable	3,849	—
Receivable from reinsurers related to paid loss and loss adjustment expenses	42,865	29,504
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	92,942	83,724
Ceded unearned premiums	30,578	28,585
Deferred policy acquisition costs	76,458	70,996
Deferred income taxes	—	3,083
Equity and deposits in pools	30,934	24,675
Other assets	15,535	13,469
Total assets	$1,854,610	$1,758,246

Liabilities
Loss and loss adjustment expense reserves	$577,637	$560,321
Unearned premium reserves	451,119	418,033
Accounts payable and accrued liabilities	51,290	66,805
Payable for securities purchased	14,860	5,564
Payable to reinsurers	29,013	13,502
Deferred income taxes	6,412	—
Taxes payable	—	1,110
Other liabilities	21,440	22,185
Total liabilities	1,151,771	1,087,520

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 17,499,544 and 17,430,189 shares issued	175	174
Additional paid-in capital	188,576	184,549
Accumulated other comprehensive income, net of taxes	26,371	15,843
Retained earnings	571,552	553,995
Treasury stock, at cost: 2,279,570 shares	(83,835)	(83,835)
Total shareholders’ equity	702,839	670,726
Total liabilities and shareholders’ equity	$1,854,610	$1,758,246

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Net earned premiums	$195,524	$190,712	$578,059	$563,759
Net investment income	9,503	8,967	28,313	28,235
Earnings from partnership investments	351	802	1,233	3,089
Net realized gains on investments	2,717	4,891	4,826	4,928
Net impairment losses on investments (a)	(256)	—	(256)	(429)
Finance and other service income	4,690	4,713	13,373	13,282
Total revenue	212,529	210,085	625,548	612,864

Losses and loss adjustment expenses	123,792	124,961	369,271	366,084
Underwriting, operating and related expenses	62,994	58,406	183,643	171,876
Interest expense	22	22	67	67
Total expenses	186,808	183,389	552,981	538,027

Income before income taxes	25,721	26,696	72,567	74,837
Income tax expense	7,767	8,099	21,489	22,205
Net income	$17,954	$18,597	$51,078	$52,632

Earnings per weighted average common share:
Basic	$1.19	$1.24	$3.38	$3.50
Diluted	$1.18	$1.23	$3.36	$3.48

Cash dividends paid per common share	$0.80	$0.70	$2.20	$2.10

Number of shares used in computing earnings per share:
Basic	15,021,189	14,960,516	15,007,221	14,941,732
Diluted	15,161,962	15,076,635	15,124,044	15,018,124
(a)	No portion of the other-than-temporary impairments recognized in the period indicated were included in Other Comprehensive Income

Safety Insurance Group, Inc. and Subsidiaries

Additional Premium Information

(Unaudited)

(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Written Premiums
Direct	$215,919	$213,197	$642,633	$630,508
Assumed	8,291	7,120	25,326	22,674
Ceded	(19,743)	(15,723)	(58,806)	(55,030)
Net written premiums	$204,467	$204,594	$609,153	$598,152

Earned Premiums
Direct	$207,597	$201,818	$610,636	$593,203
Assumed	7,525	6,901	24,237	22,207
Ceded	(19,598)	(18,007)	(56,814)	(51,651)
Net earned premiums	$195,524	$190,712	$578,059	$563,759